 As filed with the Securities and Exchange Commission on January 16, 2001

                                                 Registration No. 333-48820
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                ---------------

                              AMENDMENT NO. 1

                                    to
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                                ---------------

                       Health Management Associates, Inc.
             (Exact Name of Registrant as Specified in its Charter)

                Delaware                               61-0963645
    (State or Other Jurisdiction of     (I.R.S. Employer Identification Number)
     Incorporation or Organization)

                     5811 Pelican Bay Boulevard, Suite 500
                           Naples, Florida 34108-2710
                                 (941) 598-3131

  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                          Principal Executive Offices)

                            Joseph V. Vumbacco

                          Chief Executive Officer
                       Health Management Associates, Inc.
                     5811 Pelican Bay Boulevard, Suite 500
                           Naples, Florida 34108-2710
                                 (941) 598-3131

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                                   Copies to:
                             Craig S. Wittlin, Esq.
                          HARTER, SECREST & EMERY LLP
                               700 Midtown Tower
                         Rochester, New York 14604-2070
                                 (716) 232-6500

   Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
                                 Amount
  Title Of Each Class Of          To Be           Proposed Maximum           Proposed Maximum        Amount of
Securities To Be Registered    Registered    Offering Price Per Security Aggregate Offering Price Registration Fee
------------------------------------------------------------------------------------------------------------------
Convertible Senior
 Subordinated
 Debentures due
 2020(1)................     $488,750,000(1)        $700.00(2)(3)           $342,125,000(2)(3)        $90,321
------------------------------------------------------------------------------------------------------------------
Class A Common Stock,
 $.01 par value.........       14,448,574(4)                   --                           --          --(5)
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

(1) Represents the aggregate principal amount at maturity of debentures that were originally issued by the registrant in August 2000.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of Regulation C of the Securities Act, based upon the average PORTAL bid and asked prices for the securities on October 24, 2000.
(3) Excludes accrued interest and distributions, if any.
(4) Represents the number of shares of class A common stock that are currently issuable upon conversion of the debentures. The number of shares of class A common stock that may be issued upon conversion of the debentures in the future is indeterminate, and the Registrant is also registering this indeterminate amount pursuant to Rule 416 under the Securities Act.
(5) No separate consideration will be received for class A common stock issuable upon conversion of the debentures; therefore, no registration fee is required pursuant to Rule 457(i).
   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          Dated January 16, 2001

Prospectus

                                  $488,750,000

                       Health Management Associates, Inc.

  Convertible Senior Subordinated Debentures due 2020 and Class A Common Stock
                   Issuable Upon Conversion of the Debentures

   We issued the debentures at an issue price of $588.66 per debenture (58.866% of the principal amount at maturity) in a private placement in August 2000. This prospectus will be used by selling securityholders to resell their debentures and the class A common stock issuable upon conversion of their debentures.

   The debentures will mature on August 16, 2020. Interest on the debentures at the rate of 0.25% per year on the principal amount at maturity is payable semiannually in arrears on August 16 and February 16 of each year, beginning February 16, 2001. The rate of cash interest and accrual of original issue discount represent a yield to maturity of 3.00% per year calculated from August 16, 2000.

   The debentures are convertible at any time on or before the maturity date into 29.5623 shares of our class A common stock per debenture. The conversion rate may be adjusted for various reasons, but will not be adjusted for accrued original issue discount or accrued cash interest.

   Holders may require us to purchase all or a portion of their debentures on August 16, 2003, August 16, 2008 and August 16, 2013 for a purchase price per debenture of $635.88, $724.58 and $827.53, respectively, plus accrued and unpaid cash interest to each purchase date. We may choose to pay the purchase price in cash or class A common stock or a combination of cash and class A common stock. In addition, upon a change of control occurring on or before August 16, 2003, each holder may require us to repurchase all or a portion of such holder's debentures. HMA may redeem all or a portion of the debentures at any time on or after August 16, 2003.

   Our class A common stock currently trades on the New York Stock Exchange under the symbol "HMA". The last reported sale price of the class A common stock on the New York Stock Exchange was $17 3/4 per share on January 12, 2001.

                               ----------------

   The securities offered hereby involve risks. See "Risk Factors" beginning on page 8.

                               ----------------

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
FORWARD-LOOKING STATEMENTS.................................................   2
WHERE YOU CAN FIND MORE INFORMATION........................................   3
PROSPECTUS SUMMARY.........................................................   4
SUMMARY OF THE DEBENTURES..................................................   6
RISK FACTORS...............................................................   8
RATIO OF EARNINGS TO FIXED CHARGES.........................................  11
USE OF PROCEEDS............................................................  11
DIVIDEND POLICY............................................................  11
DESCRIPTION OF DEBENTURES..................................................  12
REGISTRATION RIGHTS........................................................  26
DESCRIPTION OF CAPITAL STOCK...............................................  27
FEDERAL INCOME TAX CONSIDERATIONS..........................................  27
SELLING SECURITYHOLDERS....................................................  30
PLAN OF DISTRIBUTION.......................................................  35
LEGAL MATTERS..............................................................  37
EXPERTS....................................................................  37

   You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                           FORWARD-LOOKING STATEMENTS

   This prospectus contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended.

   Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, the following:

  . possible changes in the levels and terms of reimbursement for our charges by government programs, including Medicare or Medicaid or other third-party payors;

  . existing laws and government regulations and changes in or failure to comply with laws and governmental regulations;

  .  our ability to successfully integrate recent and future acquisitions;

  .  competition;

  .  demographic changes;

  . technological and pharmaceutical improvements that increase the cost of providing, or reduce the demand for, our services;

  . the ability to attract and retain qualified personnel, including physicians; and

  .  our ability to finance growth on favorable terms.

   Although we believe that the expectations reflected in the forward-looking statements are reasonable, given these uncertainties, you are cautioned not to place undue reliance on our forward-looking statements.

Except as required by law, we disclaim any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained in this prospectus in order to reflect future events or developments.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC's web site at "http://www.sec.gov". You may also read and copy any document we file at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, DC 20549, as well as at the regional offices of the SEC located at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges.

   Our class A common stock is listed on the New York Stock Exchange under the symbol "HMA". You may also inspect the information we file with the SEC at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

   We are "incorporating by reference" specified documents that we file with the SEC, which means:

  .  incorporated documents are considered part of this prospectus;

  . we are disclosing important information to you by referring you to those documents; and

  . information that we file in the future with the SEC will automatically update and supersede this prospectus.

   We incorporate by reference the documents listed below and any documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus:

   The documents that we are incorporating by reference are:

  .  Our current report on Form 8-K filed on January 5, 2001;

  .  Our Definitive Proxy Statement filed on December 27, 2000;

  .  Our Annual Report on Form 10-K for the fiscal year ended September 30,
     2000.

   You may also request a copy of these filings (excluding exhibits), at no cost, by telephoning our Executive Vice President-Finance at (941)598-3131 or writing to him at the following address:

                        Health Management Associates, Inc.
                        5811 Pelican Bay Boulevard, Suite 500
                        Naples, Florida 34108-2710
                        Attention: Executive Vice President-Finance

                               PROSPECTUS SUMMARY

   The following summary highlights selected information appearing elsewhere in this prospectus. Because this is a summary, it may not contain all the information that may be important to you. You should read this entire prospectus, including the information incorporated by reference, before making an investment decision. When used in this prospectus, the terms "we," "our," and "us" refer to HMA and its subsidiaries and not to the initial purchasers of the debentures.

                       Health Management Associates, Inc.

   We own and operate general acute care hospitals and psychiatric hospitals in non-urban communities. Presently, we operate 37 hospitals, consisting of 34 acute care hospitals with a total of 4,904 licensed beds and three psychiatric hospitals with a total of 186 licensed beds. Our facilities are located in Alabama, Arkansas, Florida, Georgia, Kentucky, Mississippi, North Carolina, Oklahoma, Pennsylvania, South Carolina and West Virginia. See "Recent Acquisitions" below. For our fiscal year ended September 30, 2000, our general acute care hospitals contributed approximately 96% of our consolidated net patient service revenues.

   Services provided by our hospitals include general surgery, internal medicine, obstetrics, emergency room care, radiology, oncology, diagnostic care, coronary care, pediatric services, behavioral health services and psychiatric care and, in several of our hospitals, specialized services such as open-heart surgery and neurosurgery. Our facilities benefit from shared services, such as purchasing, information services, finance and control systems, facilities planning, physician recruitment services, administrative personnel management, marketing and public relations.

Strategy and Description of Business

   Our business strategy is to efficiently and profitably operate our existing hospitals, acquire additional hospitals in non-urban communities and provide high quality healthcare.

 Existing Hospitals

   For our existing hospitals, we seek to increase our patient revenue by increasing admissions and outpatient business by providing outstanding healthcare. These hospitals are administered and directed on a local basis by each hospital's executive director. A key element of our strategy is the establishment and maintenance of cooperative relationships with our physicians. We maintain a physician recruitment program which is designed to attract and retain qualified specialists and other physicians in conjunction with our existing physicians and community needs, and in order to broaden the services offered by our hospitals. We also pursue various clinical means to increase the utilization of our services, particularly emergency and outpatient services. These include our "Nurse First" emergency service program, which provides for a registered nurse to quickly assess the condition of patients upon arrival in our emergency rooms, our "Pro Med" program, an emergency room clinical pathway support service, "Med Key", a plastic identification and patient information card which streamlines the registration process, and "One Call Scheduling", a dedicated phone system which physicians and their staff can use to schedule various diagnostic tests and services at one time.

 Acquisitions

   For acquisitions, we generally seek to acquire acute care hospitals in market areas of 40,000 to 300,000 people in the southeastern and southwestern United States. Typically, the acute care hospitals we acquire are, or can become, the provider of choice for healthcare services in their market areas. When we evaluate potential acquisitions, we require that a hospital's market service area have a demonstrated need for the hospital, along with an established physician base which can benefit from our ability to attract additional, qualified physicians to the area.

   Many of the hospitals we acquire are under-performing at the time of acquisition. Upon acquiring a hospital, and following a thorough review of current administrative leadership and retention where appropriate, among other things, we employ a well-qualified executive director and controller, implement a proprietary management information system, recruit physicians, establish additional quality assessment and efficiency measures, introduce volume purchasing under company-wide agreements, and spend the necessary capital to renovate the facility and upgrade equipment. We strive to provide at least 90% of the acute care needs of each community our hospitals serve as well as reduce the out-migration of potential patients to hospitals in larger urban areas.

   We manage each acquired hospital to improve the services it provides in an efficient manner. We have generally been successful in achieving a significant improvement in the operating performance of our facilities within a reasonable time period. Once a facility has matured, we generally achieve additional growth through the continued growth of existing physicians' practices and the recruitment of existing physicians, expansion of healthcare services offered to the community and favorable demographic trends.

 Quality Healthcare

   We continually seek to improve the quality of the healthcare services we deliver through our company-wide proprietary QSM patient quality management program. In addition, in 2000, our hospitals that were surveyed by the Joint Commission on Accreditation of Healthcare Organizations averaged a score of 92.35, which was above the industry average. Furthermore, in 2000 one of our hospitals was awarded Top 100 Hospital status by HCIA-Sachs, Inc., an independent rater of hospitals, and one additional hospital was cited as a Top 100 Hospital for the care of stroke patients.

Recent Acquisitions

   We proactively identify acquisition targets in addition to responding to requests for proposals from entities that are seeking to sell or lease hospital facilities. As a result, we may enter into agreements to acquire additional hospital facilities from time to time. At any given time we are actively involved in negotiations concerning possible acquisitions. Our recent acquisitions include the following:

  . On July 1, 2000, we acquired the assets of St. Joseph's Hospital, a 268 bed general acute care facility located in Lancaster, Pennsylvania with approximately $68,000,000 in patient service revenues in 1999. The aggregate cost for this acquisition was approximately $61,500,000.

  . On September 1, 2000, we acquired the assets of Pasco Community Hospital, a 120 bed general acute care facility located in Dade City, Florida. The aggregate cost for this acquisition was approximately $15,500,000.

  . On October 1, 2000, we acquired the assets of Davis Medical Center, a 149 bed general acute care facility located in Statesville, North Carolina. The aggregate cost for this acquisition was approximately $50,000,000.

Principal Executive Offices

   Our principal executive offices are located at 5811 Pelican Bay Boulevard, Suite 500, Naples, Florida 34108-2710. Our telephone number is (941) 598-3131.

                           SUMMARY OF THE DEBENTURES

   The following is a brief summary of some of the terms of the debentures. For a more complete description of the terms of the debentures, see "Description of Debentures."

Debentures..................  $488,750,000 aggregate principal amount at maturity of Convertible Senior Subordinated
                              Debentures due 2020. Each debenture was
                              originally issued at a price of $588.66 per debenture and in a principal amount at maturity of $1,000.

Maturity....................  August 16, 2020.

Cash interest...............  0.25% per year on the principal amount at maturity, payable semiannually in arrears in cash on August 16 and February 16 of each year, beginning February 16, 2001.

Yield to maturity of          3.00% per year (computed on a semiannual bond
 debentures.................  equivalent basis) calculated from August 16,
                              2000.

Conversion rights...........  Holders may convert the debentures at any time.
                              For each debenture converted, we will deliver
                              29.5623 shares of our class A common stock. The conversion rate may be adjusted for various reasons, but will not be adjusted for accrued original issue discount, cash interest or interest payable upon the occurrence of a tax event. Upon conversion, the holder will not receive any cash payment representing accrued original issue discount or any accrued interest; such accrued original issue discount and accrued cash interest will be deemed paid by the shares of class A common stock received by the holder on conversion.

Ranking.....................  The debentures are unsecured and subordinated in right of payment to our existing and future senior indebtedness, and senior to any future junior subordinated indebtedness.

Original issue discount.....  Each debenture was offered at an original issue discount for United States federal income tax purposes equal to the principal amount at maturity of the debenture less the issue price to investors. You should be aware that as original issue discount accrues you must include it in your gross income for United States federal income tax purposes.

Sinking fund................  None.

Optional redemption.........  We may redeem all or a portion of the debentures for cash at any time, on or after August 16, 2003, at redemption prices equal to the issue price of the debentures plus accrued original issue discount and accrued cash interest to the date of redemption.

Purchase by HMA at the
 option of the holder.......  Holders may require us to purchase their debentures on any of the following dates at the following prices, plus accrued cash interest to the purchase date:

                                 . On August 16, 2003 at a price of $635.88 per debenture;

                                 . On August 16, 2008 at a price of $724.58 per debenture; and

                                 . On August 16, 2013 at a price of $827.53 per debenture.

                              We may choose to pay the purchase price in cash or shares of class A common stock or a combination of cash and shares of class A common stock.

Change in control...........  Upon a change in control of HMA occurring on or before August 16, 2003, each holder may require us to repurchase all or a portion of such holder's debentures at a price equal to the issue price of such debentures plus accrued original issue discount and accrued cash interest to the date of repurchase. If a change in control occurs, we cannot assure you that we will have sufficient funds to pay the change in control purchase price if you exercise your right to require us to purchase your debentures. The term "change in control" is defined in the "Description of Debentures--Change In Control Permits Purchase of Debentures at the Option of the Holder" section of this prospectus.

Optional conversion to
 semiannual coupon            From and after the occurrence of a tax event, at
 debenture upon tax event...  our option, interest in lieu of future original issue discount and regular cash interest will accrue on each debenture from the option exercise date at 3.00% per year on the restated principal amount and will be payable semiannually on each interest payment date. Any such interest in lieu of original issue discount and any regular cash interest will be computed in the same manner and payable at the same time as the regular cash interest and will accrue from the most recent date to which interest has been paid or, if no interest has been paid, the option exercise date.
                              In such event, the redemption price, purchase price and change in control purchase price will be adjusted as described in this prospectus.
                              However, there will be no changes in the holders' conversion rights.

Use of proceeds.............  The selling securityholders will receive all of the proceeds from the sale of the debentures and class A common stock under this prospectus. We will not receive any of the proceeds from the sale by any selling securityholder of the debentures or the underlying class A common stock.

Trading.....................  The debentures and class A common stock sold using this prospectus will no longer be eligible for trading in the PORTAL market.

Class A common stock........
                              As of December 15, 2000, there were 243,573,264 shares of our class A common stock issued and outstanding (excluding shares available for issuance under our stock option and incentive plans and shares subject to outstanding options). Our class A common stock is traded on the New York Stock Exchange under the symbol "HMA". See "Description of Capital Stock."

                                  RISK FACTORS

   This prospectus contains forward-looking statements that involve a number of risks and uncertainties inherent in the purchase of the debentures or our class A common stock. You should be aware that such statements are projections or estimates as to future events, which may or may not occur.

   In addition to the other information in this prospectus, you should carefully consider the following risk factors before deciding whether an investment in our securities is suitable for you. If any of the adverse events contemplated by these risk factors actually occur, our business, financial condition and results of operations could be materially adversely affected. The risks and uncertainties described below are not the only ones we face, and additional risks and uncertainties may also impair our business operations.

If government programs or managed care companies reduce the payments we receive as reimbursement for our services, our revenues may decline.

   We derive a substantial portion of our net revenues from third-party payors, including the Medicare and Medicaid programs. Changes in government reimbursement programs have resulted in limitations on the growth rates of the reimbursement programs and, in some cases, in reduced levels of reimbursement for healthcare services, and additional changes are anticipated. The Balanced Budget Act of 1997, which established a plan to balance the federal budget by fiscal year 2002, includes significant reductions in spending levels for the Medicare and Medicaid programs, including:

  .  changes in reimbursement for hospital services; and

  . repeal of the federal payment standard (often referred to as the "Boren Amendment") for hospitals and nursing facilities, which could result in lower Medicaid reimbursement rates.

   The Balanced Budget Refinement Act of 1999 is expected to reduce the adverse effects of the Balanced Budget Act of 1997 through a "corridor reimbursement approach," where a percentage of losses under the Medicare outpatient prospective payment system will be reimbursed through December 31, 2003. All of our acute care hospitals qualify for relief under this provision.

   In addition to changes in government reimbursement programs, private payors, including managed care payors, increasingly are demanding discounted fee structures or the assumption by healthcare providers of all or a portion of the financial risk through prepaid capitation arrangements. We are not currently, and do not expect to become, party to any capitation arrangements.

   We expect that efforts to impose reduced reimbursements, greater discounts and more stringent cost controls by government and other payors could continue. We believe that additional reductions in the payments we receive for our services could reduce our overall revenues.

If we fail to comply with extensive laws and government regulations, we could suffer penalties or be required to make significant changes to our operations.

   The healthcare industry is required to comply with many laws and regulations at the federal, state and local government levels. These laws and regulations require that hospitals meet various requirements, including those relating to the adequacy of medical care, billing for services, equipment, personnel, operating policies and procedures, maintenance of adequate records, compliance with building codes, and environmental protection. If we fail to comply with applicable laws and regulations, we could suffer civil and criminal penalties, including the loss of our licenses to operate and our ability to participate in Medicare, Medicaid, and other federal and state healthcare programs.

We are subject to uncertainties regarding healthcare reform.

   In recent years, an increasing number of legislative initiatives have been introduced or proposed in Congress and in state legislatures that would effect major changes in the healthcare system, either nationally or at the state level. Among the proposals that have been introduced are price controls on hospitals, insurance market reforms to increase the availability of group health insurance to small businesses, requirements that all businesses offer health insurance coverage to their employees and the creation of a government health insurance plan or plans that would cover all citizens and increase payments by beneficiaries. We cannot predict whether any of the above proposals or any other proposals will be adopted, and if adopted, no assurance can be given that the implementation of such reforms will not have a material adverse effect on our business.

Providers in the hospital industry have been the subject of federal and state investigations, and we may become subject to such investigations in the future.

   Significant media and public attention has recently been focused on the hospital industry due to ongoing investigations related to certain referral, cost reporting and billing practices, laboratory and home healthcare services and physician ownership and joint ventures involving hospitals. Both federal and state government agencies have announced heightened and coordinated civil and criminal enforcement efforts. In addition, the office of the Inspector General of the United States Department of Health and Human Services and the United States Department of Justice have from time to time established enforcement initiatives that focus on specific billing practices or other suspected areas of abuse. Recent initiatives include a focus on hospital billing practices.

   Although we monitor our billing practices and hospital practices to maintain compliance with prevailing industry interpretations of applicable law and believe that our current practices are consistent with current industry practices, government investigations or interpretations inconsistent with industry practices could occur. In public statements, governmental authorities have taken positions on issues for which little official interpretation had been available previously, such as the legality of physician ownership in healthcare facilities in which they perform services and the propriety of including marketing costs in the Medicare cost report of hospital affiliated home health agencies. Some of these positions appear to be inconsistent with practices that have been common within the industry and which have not previously been challenged in this manner. Moreover, some government investigations that have in the past been conducted under the civil provisions of federal law are now being conducted as criminal investigations under the Medicare fraud and abuse laws. We cannot predict whether we or other hospital operators will be the subject of future investigations or inquiries.

Our growth strategy depends on acquisitions, and we may not be able to continue to acquire hospitals that meet our target criteria. We may also have difficulties acquiring hospitals from non-profit entities due to regulatory scrutiny.

   A key element of our growth strategy is expansion through the acquisition of acute care hospitals in attractive non-urban markets. We face competition for acquisitions primarily from other for-profit healthcare companies as well as from not-for-profit entities. Some of our competitors could have greater resources than we do. In general, we cannot assure you that we will be able to acquire hospitals that meet our target criteria on satisfactory terms, if at all, nor can we offer guarantees as to the number of acquisitions we will make during a period of time.

   Hospital acquisitions generally require a longer period to complete than acquisitions in many other businesses and are subject to additional regulatory uncertainty. In recent years, the legislatures and attorneys general of some states have shown a heightened level of interest in transactions involving the sale of hospitals by not-for-profit entities. Although the level of interest varies from state to state, the trend is to provide for increased governmental review, and in some cases approval, of a transaction in which not-for-profit entities sell a healthcare facility. Although we have not yet been adversely affected as a result of these trends, such increased scrutiny may increase the difficulty or prevent the completion of transactions with not-for-profit organizations in certain states in the future.

Other hospitals provide comparable services, which may raise the level of competition faced by our hospitals.

   In some of the geographical areas in which we operate, there are other hospitals which provide services comparable to those offered by our hospitals, some of which are owned by governmental agencies and supported by tax revenues, and others of which are owned by not-for-profit corporations and may be supported to a large extent by endowments and charitable contributions. Such support is not available to our hospitals. Certain of our competitors may have greater resources than we do, are better equipped than we are and could offer a broader range of services than we do. Outpatient treatment and diagnostic facilities, outpatient surgical centers and freestanding ambulatory surgical centers also affect the healthcare marketplace. In recent years, competition among healthcare providers for patients has intensified as hospital occupancy rates in the United States have declined due to, among other things, regulatory and technological changes, increasing use of managed care payment systems, cost containment pressures and a shift toward outpatient treatment. There can be no assurance that our hospitals will continue to be able to compete effectively in attracting patients under these changing circumstances.

Our success depends upon our ability to recruit and retain physicians at our hospitals.

   In most instances, physicians are not employees of our hospitals. As members of the medical staffs of our hospitals, they may also serve on the medical staffs of hospitals not owned by us. Such physicians may terminate their affiliation with our hospitals at any time. Our future success will depend, in part, on the ability of our hospitals to continue to attract and retain quality physicians. There can be no assurance that our hospitals will continue to be able, on terms favorable to us, to attract physicians to their staffs.

   Additionally, it could be difficult to attract an adequate number of physicians to practice in certain of the communities in which our hospitals are located, and the loss of physicians in these communities, or inability to recruit physicians to these communities, could make it more difficult to attract patients to our hospitals and could affect our profitability. The operations of our hospitals also may be affected by a shortage of nurses and other healthcare professionals.

Our use of debt financing to fund acquisitions will increase our leverage and we cannot be certain that additional financing will be available when needed.

   The degree to which we are leveraged could adversely affect our ability to obtain future financing and could make us more vulnerable to competitive pressures. Our ability to meet our debt obligations will be dependent upon our future performance, which will be subject to financial, business and other factors affecting our operations, many of which are beyond our control.

   Additionally, we require substantial capital resources to fund our acquisitions. The operations of our existing hospitals require ongoing capital expenditures for renovation, expansion and the addition of medical equipment and technology utilized in the hospitals.

   Furthermore, we may need to incur additional indebtedness and may issue, from time to time, debt or equity securities to fund acquisitions or capital expenditures. We cannot assure you that sufficient financing will be available to us on satisfactory terms or that our level of indebtedness may not restrict our ability to borrow additional funds.

Fluctuations in the market price of our class A common stock may affect the price of the debentures.

   Because the debentures are convertible into shares of our class A common stock, fluctuations in the market price of class A common stock may affect the price of the debentures. The market prices for our class A common stock and for securities of other companies engaged primarily in healthcare services are subject to wide fluctuations. For example, the sale prices of our class A common stock, as reported by the New York

Stock Exchange, fluctuated between $18 1/2 per share and $22 5/16 per share in the quarter that ended December 31, 2000, between 12 3/4 per share and 21 1/8 per share in the quarter that ended September 30, 2000, between $11 1/4 per share and $16 9/16 per share during the quarter that ended June 30, 2000, and between $10 1/2 per share and $17 13/16 per share in the quarter ended March 31, 2000. The market price of our class A common stock may continue to fluctuate due to a variety of factors, including:

   .  future issuances of class A common stock;

   .  material public announcements;

   .  regulatory approvals or regulatory issues;

   . political developments or proposed legislation in the healthcare industry;

   .  period to period fluctuations in our financial results; and

   .  market trends relating to our industry.

Absence of existing active public market for the debentures.

   Upon their original issuance, the debentures became eligible for trading on the PORTAL Market. The debentures sold pursuant to this prospectus, however, will no longer be eligible for trading on the PORTAL Market and we do not intend to apply for listing of the debentures on any securities exchange or quotation system. We can not assure you that any active trading market for the debentures will develop or as to the liquidity or sustainability of any such market which does develop, the ability of the holders to sell their debentures or the price at which holders of the debentures will be able to sell their debentures. Future trading prices of the debentures will depend on many factors, including, among other things, prevailing interest rates, our operating results, the price of our class A common stock and the market for similar securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

   The following table sets forth our ratio of earnings to fixed charges for each of the fiscal years ended September 30, 1995, 1996, 1997, 1998, 1999 and 2000.

                                                           Fiscal Year Ended
                                                             September 30,
                                                        ------------------------
                                                        2000 1999 1998 1997 1996
                                                        ---- ---- ---- ---- ----
     Consolidated ratio of earnings to fixed
      charges.......................................... 7.7  11.7 15.5 16.1 13.2

   The ratio of earnings to fixed charges was computed by dividing the sum of earnings before income taxes and fixed charges by fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs, amortization of debt premium/discount, and a portion of operating lease rental expense which management believes to be representative of the interest factor. The completion of the ratio has not been audited for any of the periods indicated.

                                USE OF PROCEEDS

   All of the debentures and the underlying class A common stock issuable upon conversion of the debentures are being sold under this prospectus by the selling securityholders or by their pledgees, donees, transferors or other successors in interest. We will not receive any proceeds from the sale by any selling securityholder of the debentures or class A common stock.

                                DIVIDEND POLICY

   We have historically not paid cash dividends on our capital stock and we do not anticipate paying cash dividends on our class A common stock in the foreseeable future.

                           DESCRIPTION OF DEBENTURES

   The Convertible Senior Subordinated Debentures due 2020 were issued under an indenture dated as of August 16, 2000 between us and First Union National Bank, as trustee. The following summaries of certain provisions of the debentures and the indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to all of the provisions of the debentures and the indenture. Wherever particular provisions of the indenture (or of the form of debenture which is a part of the indenture) are referred to, such provisions are incorporated by reference in this prospectus. The form of each of the indenture and the debenture are contained as or in exhibits to the registration statement of which this prospectus is a part. As used in this description, references to "we," "us," "our," or "HMA" do not include any current or future subsidiary of HMA.

General

   The debentures are unsecured obligations of ours limited to $488,750,000 aggregate principal amount at maturity. The debentures will mature on August 16, 2020. The principal amount at maturity of each debenture is $1,000 and will be payable at the office of the paying agent, which presently is the trustee, or an office or agency maintained by us for such purpose, in New York, New York.

   The debentures were originally offered at a substantial discount from their principal amount at maturity. See "Federal Income Tax Considerations--Original Issue Discount." The debentures will accrue original issue discount while they remain outstanding. Original issue discount is the difference between the issue price and the principal amount at maturity of a debenture. The calculation of the accrual of original issue discount will be on a semiannual bond equivalent basis using a 360-day year composed of twelve 30-day months. Original issue discount will begin to accrue on August 16, 2000, the initial issue date of the debentures. The debentures will also bear cash interest at the rate of 0.25% per year on the principal amount at maturity from the issue date, or from the most recent date to which interest has been paid or provided for, until the debentures are paid in full or funds are made available for payment in full in accordance with the indenture. Cash interest will be payable at maturity (or earlier date of purchase, redemption or, in certain circumstances, conversion) and semiannually in arrears on August 16 and February 16 of each year, commencing on February 16, 2001, to holders of record at the close of business on the August 1 or February 1 (whether or not a business day) immediately preceding such interest payment date. Each payment of cash interest on the debentures will include interest accrued through the day before the applicable interest payment date or the date of maturity (or earlier purchase, redemption or, in certain circumstances, conversion), as the case may be. Any payment required to be made on any day that is not a business day will be made on the next succeeding business day. In the event of the maturity, conversion, purchase by HMA at the option of a holder or redemption of a debenture, original issue discount and cash interest will cease to accrue on such debenture under the terms of and subject to the conditions in the indenture. We may not reissue a debenture that has matured or been converted, purchased by us at the option of a holder, redeemed or otherwise cancelled (except for registration of transfer, exchange or replacement thereof).

   Debentures may be presented for conversion at the office of the conversion agent and for exchange or registration of transfer at the office of the registrar. Each such agent is presently the trustee. We will not charge a service charge for any registration of transfer or exchange of debentures.

Book-Entry Form

   The debentures were originally issued in the form of a global security held in book-entry form. DTC or its nominee is the sole registered holder of the debentures for all purposes under the indenture. Owners of beneficial interests in the debentures represented by the global security hold such interests pursuant to the procedures and practices of DTC. As a result, owners of beneficial interests must exercise any rights in respect of their interests, including any right to convert or require repurchase of their interests, in accordance with the procedures and practices of DTC. Beneficial owners are not holders and are not be entitled to any rights under the global security or the indenture provided to the holders of the debentures. HMA and the trustee, and any of their respective agents, may treat DTC as the sole holder and registered owner of the global security.

   Certificated debentures may be issued in exchange for beneficial interests in debentures represented by a global debenture only in the limited circumstances set forth in the indenture.

Absence of Existing Active Public Market.

   Upon their original issuance, the debentures became eligible for trading on The PORTAL Market. The debentures sold pursuant to this prospectus, however, will no longer be eligible for trading on The PORTAL Market and we do not intend to apply for listing of the debentures on any securities exchange or quotation system. We can not assure you that an active trading market for the debentures will develop or as to the liquidity or sustainability of any such market, the ability of the holders to sell their debentures or the price at which holders of the debentures will be able to sell their debentures. Future trading prices of the debentures will depend on many factors, including, among other things, prevailing interest rates, our operating results, the price of our class A common stock and the market for similar securities.

Conversion Rights

   A holder may convert a debenture, in integral multiples of $1,000 principal amount at maturity, into shares of class A common stock at any time before the close of business on August 16, 2020. However, a holder may convert a debenture into the shares of our class A common stock up to and including, but not after, the close of business on the business day immediately preceding the date of redemption if we call the debenture for redemption. A debenture for which a holder has delivered a purchase notice or a change in control purchase notice requiring us to purchase that debenture may be converted only if such notice is withdrawn in the manner and by the time provided in the indenture.

   The initial conversion rate for the debentures is 29.5623 shares of class A common stock per $1,000 principal amount at maturity, subject to adjustment upon the occurrence of various events described below. We will pay cash in lieu of any fractional share in an amount equal to the value of such fractional share based on the Sale Price (as defined below) on the trading day immediately preceding the conversion date.

   To convert a debenture, a holder must:

  . complete and manually sign the conversion notice on the back of the debenture (or complete and manually sign a facsimile of such notice) and deliver such notice to the conversion agent (initially the trustee) at the office maintained by the conversion agent for such purpose;

  .  surrender the debenture to the conversion agent;

  .  if required, furnish appropriate endorsements and transfer documents;
     and

  .  if required, pay all transfer or similar taxes.

   Pursuant to the indenture, the date on which all of the foregoing requirements have been satisfied is the conversion date.

   Upon conversion of a debenture, a holder will not receive any cash payment representing accrued original issue discount or, except as described below, accrued cash interest. Our delivery to the holder of the fixed number of shares of class A common stock into which the debenture is convertible, together with any cash payment in lieu of any fractional shares, will be deemed to satisfy our obligation to pay:

  .  the principal amount at maturity of the debenture; and

  . the accrued original issue discount and accrued cash interest attributable to the period from the issue date to the conversion date.

   As a result, accrued original issue discount and accrued cash interest will be deemed to be paid in full rather than canceled, extinguished or forfeited. Notwithstanding the foregoing, accrued but unpaid cash interest will be payable upon any conversion of debentures at the option of the holder made concurrently with or after acceleration of the debentures following an event of default described under "--Events of Default; Notice and Waiver" below. Debentures surrendered for conversion during the period from the close of business on any regular record date next preceding any interest payment date to the opening of business on the interest payment date must be accompanied by payment in an amount equal to the interest thereon that the registered holder is to receive. We will not require the payment to us as described in the preceding sentence if, during such period, a conversion occurs on or after the date that we have issued a redemption notice and prior to the date of redemption. Except where debentures surrendered for conversion must be accompanied by payment as described above, no interest on converted debentures will be payable by us on any interest payment date subsequent to the date of conversion.

   The conversion rate will not be adjusted at any time during the term of the debentures for accrued original issue discount or accrued cash interest. A certificate for the number of full shares of class A common stock into which any debenture is converted, together with cash in lieu of any fractional shares, will be delivered through the conversion agent as soon as practicable, but in any event no later than the seventh business day following the conversion date. For a discussion of the United States federal income tax treatment of a holder receiving class A common stock upon conversion, see "Federal Income Tax Considerations--Disposition or Conversion of Debentures."

   If we exercise our option to have interest in lieu of original issue discount accrue on a debenture following a tax event, the holder will be entitled on conversion to receive the same number of shares of class A common stock that such holder would have received if we had not exercised our option. See "--Optional Conversion to Semiannual Coupon Debenture Upon Tax Event" below.

   The conversion rate is subject to adjustment in certain events, including:

  . the issuance of shares of class A common stock or other capital stock as a dividend or a distribution with respect to class A common stock;

  .  subdivisions, combinations and reclassification of class A common stock;

  . the issuance to all holders of class A common stock of rights or warrants entitling them for a period not exceeding 45 days to subscribe for shares of class A common stock at less than the then Market Price (as defined below) of the class A common stock;

  . the distribution to all holders of class A common stock of evidences of indebtedness of HMA, securities or capital stock, cash or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above and dividends and distributions paid exclusively in cash);

  . the payment of dividends and other distributions on class A common stock paid exclusively in cash, excluding cash dividends if the annualized per share amount thereof does not exceed 10% of the Market Price of class A common stock on the trading day immediately preceding the date of declaration of such dividend or other distribution; and

  . payment to holders of class A common stock in respect of a tender or exchange offer (other than a odd-lot offer) by HMA or any of our subsidiaries for class A common stock at a price in excess of 110% of the then Market Price of class A common stock on the trading day next succeeding the last date tenders or exchanges may be made pursuant to such tender or exchange offer.

   However, no adjustment need be made if holders may participate in the transactions otherwise giving rise to an adjustment on a basis and with notice that our board of directors determines to be fair and appropriate, or in certain other cases. In cases where the fair market value of the portion of assets, debt securities or rights, warrants or options to purchase securities of HMA applicable to one share of class A common stock distributed to stockholders equals or exceeds the average quoted price per share of class A common stock, or such average quoted price exceeds such fair market value of such portion of assets, debt, securities or rights, warrants or options so distributed by less than $1.00, rather than being entitled to an adjustment in the conversion rate, the holder of a debenture will be entitled to receive upon conversion thereof, in addition to the shares of class A common stock into which such debenture is convertible, the kind and amounts of assets, debt securities or rights, options or warrants comprising the distribution that such holder would have received if such holder had converted such debenture immediately prior to the record date for determining the stockholders entitled to receive the distribution. The indenture permits us to increase the conversion rate from time to time.

   In the event that we are a party to any transaction, pursuant to which the class A common stock is converted into the right to receive other securities, cash or other property, including, without limitation, and with certain exceptions:

  .  recapitalization or reclassification of the class A common stock,

  . any consolidation of HMA with, or merger of HMA into any other person, or any merger of another person into HMA,

  . any sale, transfer or lease of all or substantially all of the assets of HMA, or

  .  any compulsory share exchange,

then the holders of debentures then outstanding shall have the right to convert the debentures into the kind and amount of securities, cash or other property receivable upon the consummation of such transaction by a holder of the number of shares of class A common stock issuable upon conversion of such debentures immediately prior to such transaction.

   In the event that we are a party to such a transaction as described above, each debenture would become convertible into the securities, cash or property receivable by a holder of the number of shares of the class A common stock into which such debenture was convertible immediately prior to such transaction. This change could substantially lessen or eliminate the value of the conversion privilege associated with the debentures in the future. For example, if we were acquired in a cash merger, each debenture would become convertible solely into cash and would no longer be convertible into securities whose value would vary depending on our future prospects and other factors.

   In the event of a taxable distribution to holders of class A common stock which results in an adjustment of the conversion rate (or in which holders otherwise participate) or in the event the conversion rate is increased at our discretion, the holders of the debentures may, in certain circumstances be deemed to have received a distribution subject to United States federal income tax as a dividend. See "Federal Income Tax Considerations--Adjustment of Conversion Price."

Redemption of Debentures at the Option of HMA

   No sinking fund is provided for the debentures. Prior to August 16, 2003, the debentures will not be redeemable at our option. On and after that date, we may redeem the debentures for cash as a whole at any time, or from time to time in part, at the redemption prices set forth below plus accrued cash interest to the redemption date. Any such redemption must be in integral multiples of $1,000 principal amount at maturity. We will give not less than 30 days nor more than 60 days notice of redemption by mail to holders of debentures.

   The table below shows redemption prices of a debenture per $1,000 principal amount at maturity on August 16, 2003, at each August 16 thereafter prior to maturity, and at maturity on August 16, 2020. These prices reflect the accrued original issue discount calculated to each such date. The redemption price of a debenture redeemed between such dates would include an additional amount reflecting the additional original issue discount accrued since the next preceding date in the table to the redemption date.

                                          (1)           (2)             (3)
                                       Debenture  Accrued Original  Redemption
     Redemption Date                  Issue Price  Issue Discount  Price (1)+(2)
     ---------------                  ----------- ---------------- -------------
     August 16, 2003 ................   $588.66        $47.22        $  635.88
     August 16, 2004 ................    588.66         63.92           652.58
     August 16, 2005 ................    588.66         81.12           669.78
     August 16, 2006 ................    588.66         98.85           687.51
     August 16, 2007 ................    588.66        117.11           705.77
     August 16, 2008 ................    588.66        135.92           724.58
     August 16, 2009 ................    588.66        155.31           743.97
     August 16, 2010 ................    588.66        175.27           763.93
     August 16, 2011 ................    588.66        195.84           784.50
     August 16, 2012 ................    588.66        217.04           805.70
     August 16, 2013 ................    588.66        238.87           827.53
     August 16, 2014 ................    588.66        261.36           850.02
     August 16, 2015 ................    588.66        284.54           873.20
     August 16, 2016 ................    588.66        308.41           897.07
     August 16, 2017 ................    588.66        333.00           921.66
     August 16, 2018 ................    588.66        358.34           947.00
     August 16, 2019 ................    588.66        384.45           973.11
     At maturity.....................    588.66        411.34         1,000.00

   If converted to semiannual coupon debentures following the occurrence of a tax event, the debentures will be redeemable at the restated principal amount plus accrued and unpaid interest from the date of such conversion to the redemption date. However, in no event may the debentures be redeemed prior to August 16, 2003. See "--Optional Conversion to Semiannual Coupon Debenture Upon Tax Event" below.

   If less than all of the outstanding debentures are to be redeemed, the trustee shall select the debentures to be redeemed in principal amounts at maturity of $1,000 or integral multiples of $1,000 by lot, pro rata or by another method the trustee considers fair and appropriate. If a portion of a holder's debentures is selected for partial redemption and such holder converts a portion of such debentures prior to such redemption, such converted portion will be deemed, solely for purposes of determining the aggregate principal amount at maturity of the debentures to be redeemed by us, to be of the portion selected for redemption.

Purchase of Debentures by HMA at the Option of the Holder

   On August 16, 2003, August 16, 2008 and August, 16, 2013, we will, at the option of the holder, be required to purchase, at the purchase prices set forth below plus accrued cash interest to the purchase date, any outstanding debenture for which a written purchase notice has been properly delivered by the holder and not withdrawn, subject to certain additional conditions. Holders may submit their debentures for purchase to the paying agent at any time from the opening of business on the date that is 20 business days before such purchase date until the close of business on such purchase date.

   The purchase price of a debenture will be:

  .  $635.88 per debenture on August 16, 2003;

  .  $724.58 per debenture on August 16, 2008; and

  .  $827.53 per debenture on August 16, 2013.

   These purchase prices equal the issue price plus accrued original issue discount to the applicable purchase date.

   We may, at our option, elect to pay the purchase price in cash or shares of class A common stock, or any combination thereof. For a summary of the United States federal income tax treatment of a holder receiving cash, class A common stock or any combination thereof, see "Federal Income Tax Considerations-- Disposition or Conversion of Debentures."

   If prior to a purchase date the debentures have been converted to semiannual coupon debentures following the occurrence of a tax event, the purchase price will be equal to the restated principal amount plus accrued and unpaid cash interest from the date of the conversion to, but excluding, the purchase date. See "--Optional Conversion to Semiannual Coupon Debenture Upon Tax Event" below.

   We will give notice on a date not less than 20 business days prior to each purchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things:

  . whether we will pay the purchase price of the debentures in cash or class A common stock or any combination thereof, specifying the percentages of each;

  . if we elect to pay in shares of class A common stock, in whole or in part, the method of calculating the Market Price (as defined below) of the class A common stock; and

  . the procedures that holders must follow to require us to purchase their debentures.

   The purchase notice given by any holder requiring us to purchase debentures will state:

  . the certificate numbers of the debentures to be delivered by such holder for purchase;

  . the portion of the principal amount at maturity of debentures to be purchased, which portion must be $1,000 or an integral multiple thereof;

  . that the debentures are to be purchased by us pursuant to the applicable provisions of the indenture and the debentures; and

  . if we elect, pursuant to the notice we are required to give, to pay a specified percentage of the purchase price in shares of class A common stock but such specified percentage is ultimately to be paid to the holder in cash because any of the conditions to payment of such specified percentage of the purchase price in shares of class A common stock is not satisfied prior to the close of business on the purchase date, as described below, whether the holder elects (i) to withdraw the purchase notice as to some or all of the debentures to which it relates (stating the principal amount at maturity and certificate numbers of the debentures as to which such withdrawal relates), or (ii) to receive cash in respect to the purchase price of all debentures subject to such purchase notice.

   If the holder fails to indicate its choice with respect to the election described in the final bullet point above, the holder will be deemed to have elected to receive cash for the specific percentage of the purchase price that was to have been payable in shares of class A common stock. See "Federal Income Tax Considerations--Disposition or Conversion of Debentures."

   Any purchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the purchase date. The notice of withdrawal must state the principal amount at maturity and the certificate numbers of the debentures as to which the withdrawal notice relates and any principal amount at maturity which remains subject to the purchase notice.

   If we elect to pay the purchase price, in whole or in part, in shares of class A common stock, the number of shares of class A common stock to be delivered by us shall be equal to the portion of the purchase price to be paid in class A common stock divided by the Market Price of a share of class A common stock. Instead of any fractional shares otherwise deliverable as part of the purchase price, we will pay cash based on the Market Price for such fractional shares of class A common stock. See "Federal Income Tax Considerations--Disposition or Conversion of Debentures."

   The "Market Price" means the average of the Sale Prices of the class A common stock for the five trading day period ending on (if the third business day prior to the applicable purchase date is a trading day, or if not, then on the last trading day prior to) the third business day prior to the applicable purchase date, appropriately adjusted to take into account the occurrence, during the period commencing on the first of such trading days during such five trading day period and ending on such purchase date (or other date in question, for purpose of adjusting the conversion rate), of certain events that would result in an adjustment of the conversion rate.

   The "Sale Price" of the class A common stock on any date means the closing per share sale price (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and average ask prices) on such date as reported in the composite transactions for the principal United States securities exchange on which the class A common stock is traded or, if the class A common stock is not listed on a United States national or regional securities exchange, as reported by the Nasdaq Stock Market.

   A "trading day" means each day on which the securities exchange or quotation system which is used to determine the Sale Price is open for trading or quotation. Because the Market Price of the class A common stock is determined prior to the applicable purchase date, holders of debentures bear the market risk with respect to the value of the class A common stock to be received from the date such Market Price is determined to such purchase date. We may pay the purchase price, or any portion of the purchase price, in class A common stock only if the information necessary to calculate the Market Price is reported in The Wall Street Journal or another daily newspaper of national circulation.

   Upon determination of the actual number of shares of class A common stock issuable in accordance with the foregoing provisions, we will publish such information in The Wall Street Journal or another daily newspaper of national circulation.

   Our right to purchase debentures, in whole or in part, with shares of class A common stock is subject to our satisfying various conditions, including:

  . the registration of the class A common stock under the Securities Act and the Exchange Act, if required; and

  . any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

   If such conditions are not satisfied with respect to a holder prior to the close of business on the purchase date, we will pay the purchase price of the debentures in cash. We may not change the form of consideration (or components or percentages of components thereof) to be paid for debentures once we have given the notice we are required to give to holders of debentures, except as described in the preceding sentence.

   In connection with any purchase offer, we will:

  . comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

  .  file Schedule TO or any other required schedule under the Exchange Act.

   Payment of the purchase price for a debenture for which a purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the debenture, together with necessary endorsements, to the paying agent, at any time after delivery of such purchase notice. Payment of the purchase price for the debenture will be made promptly following the later of the purchase date and the time of delivery of the debenture.

   If the paying agent holds money or securities sufficient to pay the purchase price of the debenture on the business day following the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, such debenture will cease to be outstanding and cash interest and original issue discount on such debenture will cease to accrue and will be deemed paid, whether or not such debenture is delivered to the paying agent, and all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the debenture.

   No debentures may be purchased for cash at the option of the holders if there has occurred and is continuing an event of default with respect to the debentures other than a default in the payment of the purchase price with respect to such debentures. If we become obligated to purchase any outstanding debenture on a purchase date, there can be no assurance that we would have sufficient funds to pay the purchase price on that purchase date (in which case, we could be required to issue shares of class A common stock to pay the purchase price at valuations based on then prevailing market prices) for all of the debentures tendered. Our then existing senior indebtedness or borrowing agreements may provide that the maturing of any obligation to purchase the debentures, or the occurrence of an event that would give rise to the obligation to purchase the debentures, would constitute an event of default thereunder, and such agreements and/or the subordination of the debentures to such senior indebtedness, may restrict or prohibit the repurchase of the debentures. See "--Subordination to Senior Indebtedness" below.

Change In Control Permits Purchase of Debentures at the Option of the Holder

   In the event of any change in control of HMA occurring on or prior to August 16, 2003, each holder will have the right, at the holder's option, subject to the terms and conditions of the indenture, to require us to purchase all or any portion of the holder's debentures. However, debentures submitted for purchase by a holder must be in principal amounts at maturity of $1,000 or an integral multiple of $1,000.

   We will be required to purchase the debentures as of the date that is 35 business days after the occurrence of such change in control (a "change in control purchase date") at a cash price equal to the issue price plus accrued original issue discount and accrued cash interest to the change in control purchase date.

   If prior to a change in control purchase date the debentures have been converted to semiannual coupon debentures following the occurrence of a tax event, we will be required to purchase the debentures at a cash price equal to the restated principal amount plus accrued and unpaid interest from the date of the conversion to, but excluding, the change in control purchase date.

   Within 15 business days after the occurrence of a change in control, we are obligated to mail to the trustee and to all holders of debentures at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law a notice regarding the change in control, which notice shall state, among other things:

  .  the events causing a change in control;

  .  the date of such change in control;

  .  the last date on which the purchase right may be exercised;

  .  the change in control purchase price;

  .  the change in control purchase date;

  .  the name and address of the paying agent and the conversion agent;

  .  the conversion rate and any adjustments to the conversion rate;

  . that the debentures with respect to which a change in control purchase notice is given by the holder may be converted only if the change in control purchase notice has been withdrawn in accordance with the terms of the indenture; and

  .  the procedures that holders must follow to exercise these rights.

   We will cause a copy of such notice to be published in The Wall Street Journal or another daily newspaper of national circulation.

   To exercise this right, the holder must deliver a written notice to the paying agent prior to the close of business on the change in control purchase date. The required purchase notice upon a change in control shall state:

  .  the certificate number of the debentures to be delivered by the holder;

  . the portion of the principal amount at maturity to be purchased, which portion must be $1,000 or an integral multiple of $1,000; and

  . that we are to purchase such debentures pursuant to the applicable provisions of the indenture and the debentures.

   Any change in control purchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the change in control purchase date.

   The notice of withdrawal shall state:

  .  the principal amount at maturity being withdrawn;

  .  the certificate numbers of the debentures being withdrawn; and

  . the principal amount at maturity, if any, of the debentures that remain subject to a change in control purchase notice.

   Payment of the change in control purchase price for a debenture for which a change in control purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the debenture, together with necessary endorsements, to the paying agent at any time after the delivery of such change in control purchase notice. Payment of the change in control purchase price for such debenture will be made promptly following the later of the change in control purchase date or the time of delivery of such debenture.

   If the paying agent holds money or securities sufficient to pay the change in control purchase price of the debenture on the business day following the change in control purchase date in accordance with the terms of indenture, then, immediately after the change in control purchase date, such debenture will cease to be outstanding and cash interest and original issue discount on such debenture will cease to accrue and will be deemed paid, whether or not such debenture is delivered to the paying agent, and all other rights of the holder shall terminate, other than the right to receive the change in control purchase price upon delivery of the debenture.

   Under the indenture, a "change in control" of HMA is deemed to have occurred at such time as:

  . any person, including its affiliates and associates, files a Schedule 13D or TO (or any successor schedule, form or report under the Exchange
     Act) disclosing that such person has become the beneficial owner of 50% or more of the total voting power in the aggregate of all classes of our capital stock then outstanding normally entitled to vote in elections of directors; or

  . there shall be consummated any consolidation or merger of HMA pursuant to which the class A common stock would be converted into cash, securities or other property, in each case other than a consolidation or merger of HMA in which (i) the holders of all classes of common stock of HMA immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the total voting power in the aggregate of all classes of capital stock of the continuing or surviving corporation normally entitled to vote in elections of directors immediately after the consolidation or merger, and (ii) the shares of class A common stock shall be converted into common stock which is (or, upon consummation of or immediately following such consolidation or merger, will be) listed on a United States national securities exchange or approved for quotation on the Nasdaq National Market or any similar United States system for automated dissemination of quotations of securities prices.

   In connection with any purchase offer in the event of a change in control, we will:

  . comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

  .  file Schedule TO or any other required schedule under the Exchange Act.

   The change in control purchase feature of the debentures may in certain circumstances make more difficult or discourage a takeover of HMA. The change in control purchase feature is not, however, the result of our knowledge of any specific effort to accumulate shares of our class A common stock or to obtain control of HMA by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions.

   Instead, the change in control purchase feature is a standard term contained in offerings of securities comparable to the debentures that have been marketed by Donaldson, Lufkin & Jennette Securities Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Banc of America Securities LLC, the initial purchasers of the debentures. The terms of the change in control purchase feature resulted from negotiations between the initial purchasers and us.

   We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a change in control with respect to the change in control purchase feature of the debentures but that would increase the amount of our outstanding indebtedness.

   No debentures may be purchased at the option of holders upon a change in control if there has occurred and is continuing an event of default with respect to the debentures, other than a default in the payment of the change in control purchase price with respect to the debentures. Our then existing senior indebtedness or borrowing agreements may provide that the maturing of any obligation to purchase the debentures, or the occurrence of an event that would give rise to the obligation to purchase the debentures, would constitute an event of default thereunder and such agreements and/or the subordination of the debentures to such senior indebtedness, may restrict or prohibit the repurchase of the debentures. See "--Subordination to Senior Indebtedness" below.

Optional Conversion to Semiannual Coupon Debenture Upon Tax Event

   From and after the date of the occurrence of a tax event, we will have the option to elect to have interest in lieu of future original issue discount and regular cash interest accrue at 3.00% per year on a principal amount per debenture (the "restated principal amount") equal to the issue price plus original issue discount accrued to the date of the tax event or the date on which we exercise the option described herein, whichever is later (the "option exercise date"). Such interest shall accrue from the option exercise date and shall be payable semiannually on each interest payment date to holders of record at the close of business on the regular record date immediately preceding such interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months and will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the option exercise date.

   A "tax event" means that HMA shall have received an opinion from independent tax counsel experienced in such matters to the effect that, on or after the date of this prospectus, as a result of:

  . any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or

  . any amendment to, or change in, an interpretation or application regulations by any legislative body, court, governmental agency or regulatory authority,

in each case which amendment or change is enacted, promulgated, issued or announced or which interpretation is issued or announced or which action is taken, on or after the date of this prospectus, there is more than an insubstantial risk that interest (including original issue discount) payable on the debentures either:

  .  would not be deductible on a current accrual basis, or

  . would not be deductible under any other method, in either case in whole or in part, by us (by reason of deferral, disallowance, or otherwise) for United States federal income tax purposes.

   The Clinton Administration has previously proposed to change the tax law to defer the deduction of original issue discount on convertible debt instruments until the issuer pays the interest. Congress has not yet enacted these proposed changes in the law.

   If a similar proposal were ever enacted and made applicable to the debentures in a manner that would limit our ability to either:

  . deduct the interest, including original issue discount, payable on the debentures on a current accrual basis, or

  . deduct the interest, including original issue discount, payable on the debentures under any other method for United States federal income tax purposes,

such enactment would result in a tax event and the terms of the debentures would be subject to modification at our option as described above.

   The modification of the terms of debentures by us upon a tax event as described above could possibly alter the timing of income recognition by holders of the debentures with respect to the semiannual payments of interest due on the debentures after the option exercise date. See "Federal Income Tax Considerations."

Merger and Sales of Assets by HMA

   The indenture provides that HMA may not consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to another person, unless among other things, (i) the resulting, surviving or transferee person (if other than HMA) is organized and existing under the laws of the United States, any state thereof or the District of Columbia and such person assumes all of our obligations under the debentures and the indenture, and (ii) HMA or such successor person shall not immediately thereafter be in default under the indenture. Upon the assumption of our obligations by such a person in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the debentures and the indenture. Although such transactions are permitted under the indenture, certain of the foregoing transactions occurring on or prior to August 16, 2003 could constitute a change in control of HMA permitting each holder to require us to purchase its debentures as described above.

Events of Default; Notice and Waiver

   The indenture provides that, if an event of default with respect to the debentures shall have occurred and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount at maturity of the debentures then outstanding may declare the issue price plus original issue discount accrued, together with any accrued cash interest (or if the debentures have been converted to semiannual coupon debentures following a tax event, the restated principal amount, plus accrued interest) to the date of such declaration (in the case of an event of default specified in the first six bullet points of the following paragraph) or to the date of default (in the case of an event of default specified in the last bullet point of the following paragraph) on all the debentures to be immediately due and payable. In the case of certain events of bankruptcy or insolvency, the issue price of the debentures plus the original issue discount accrued thereon, together with any accrued cash interest (or if the debentures have been converted to semiannual coupon debentures following a tax event, the restated principal amount, plus accrued interest) to the occurrence of such event shall automatically become and be immediately due and payable. Under certain circumstances, the holders of a majority in aggregate principal amount at maturity of the outstanding debentures may rescind any such acceleration with respect to the debentures and its consequences. Interest shall accrue and be payable on demand upon a default in the payment of the principal amount at maturity (or, if the debentures have been converted to semiannual coupon debentures following a tax event, the restated principal amount), accrued original issue discount, cash interest when due, redemption price, purchase price, change in control purchase price or shares of class A common stock (or cash in lieu of fractional shares) to be delivered on conversion of debentures, in each case to the extent that the payment of such interest shall be legally enforceable. The accrual of such interest on overdue amounts shall be in lieu of, and not in addition to, the continued accrual of original issue discount.

   The following will be events of default with respect to the debentures:

  . default in payment of the principal amount at maturity (or, if the debentures have been converted to semiannual coupon debentures following a tax event, the restated principal amount), accrued original issue discount, cash interest when due (if such default in payment of interest shall continue for 30 days), redemption price, purchase price or change in control purchase price with respect to any debenture, when the same becomes due and payable;

  . our failure to deliver shares of class A common stock (together with cash in lieu of fractional shares) when such class A common stock (or cash in lieu of fractional shares) is required to be delivered following conversion of a debenture and continuance of such default for ten days;

  . our failure to comply with any of our other agreements in the debentures or the indenture upon the receipt by us of notice of such default from the trustee or from holders of not less than 25% in aggregate principal amount at maturity of the debentures then outstanding and our failure to cure such default within 30 days after receipt by us of such notice;

  . acceleration of Indebtedness (as defined in the indenture) of HMA or any Significant Subsidiary (as defined in the indenture) under the terms of the instruments evidencing such Indebtedness aggregating more than $25,000,000 at the time outstanding;

  . a default in the payment of principal and interest, if any, due at maturity in respect of any Indebtedness of HMA or any Significant Subsidiary having an outstanding principal amount of $25,000,000 individually or in the aggregate;

  . judgments for the payment of more than $25,000,000 at the time outstanding rendered against HMA or any Significant Subsidiary and not discharged within 60 days after such judgment becomes final and non-appealable; and

  . certain events of bankruptcy, insolvency or reorganization with respect to HMA or any Significant Subsidiary.

   The trustee shall, within 90 days after the occurrence of any default, mail to all holders of the debentures notice of all defaults of which the trustee shall be aware, unless such defaults shall have been cured or waived before giving of such notice; provided, that the trustee may withhold such notice as to any default other than a payment default, if it determines in good faith that withholding the notice is in the interests of the holders.

   The holders of a majority in aggregate principal amount at maturity of the outstanding debentures may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee, provided that such direction shall not be in conflict with any law or the indenture and subject to certain other limitations. The trustee may refuse to perform any duty or exercise any right or power or extend or risk its own funds or otherwise incur any financial liability unless it receives indemnity satisfactory to it against any loss, liability or expense. No holder of any debenture will have any right to pursue any remedy with respect to the indenture or the debentures, unless:

  . such holder shall have previously given the trustee written notice of a continuing event of default;

  . the holders of at least 25% in aggregate principal amount at maturity of the outstanding debentures shall have made a written request to the trustee to pursue such remedy;

  . such holder or holders shall have offered to the trustee reasonable security or indemnity against any loss, liability or expense satisfactory to it;

  . the trustee shall have failed to comply with the request within 60 days after receipt of such notice, request and offer of security or indemnity; and

  . the holders of a majority in aggregate principal amount at maturity of the outstanding debentures shall not have given the trustee a direction inconsistent with such request within 60 days after receipt of such request.

   The right of any holder (i) to receive payment of the principal amount at maturity (or, if the debentures have been converted to semiannual coupon debentures following a tax event, the restated principal amount), issue price, accrued original issue discount, redemption price, purchase price, change in control purchase price or interest in respect of the debentures held by such holder on or after the respective due dates expressed in the debentures (collectively, "Debenture Payments"), (ii) to convert such debentures, or (iii) to bring suit to enforce any such payment on or after such respective dates or the right to convert, shall not be impaired or adversely affected without such holder's consent.

   The holders of a majority in aggregate principal amount at maturity of debentures at the time outstanding may waive any existing default and its consequences except (i) any default in any payment on the debentures, (ii) any default with respect to the conversion rights of the debentures, or (iii) any default in respect of certain covenants or provisions in the indenture which may not be modified without the consent of the holder of each debenture as described in "Modification" below.

   We are required to furnish to the trustee annually a statement as to any default by us in the performance and observance of our obligations under the indenture. In addition, we must file with the trustee written notice of the occurrence of any default or event of default within five business days of our becoming aware of such default or event of default.

Subordination to Senior Indebtedness

   The indenture provides that the debentures, and the payment from whatever source of the principal of, and interest and premium (if any) on the debentures, are expressly made subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness (as defined in the indenture) of HMA. The Senior Indebtedness includes, but is not limited to, Senior Indebtedness outstanding pursuant to the terms of that certain Credit Agreement dated November 30, 1999 by and among HMA, Bank of America, N.A., as administrative agent, First Union National Bank and The Chase Manhattan Bank, as syndication agents, and the lenders party thereto, as such agreement may be amended from time to time.

   In the event of bankruptcy, insolvency or reorganization with respect to HMA, the holders of Senior Indebtedness shall be entitled to receive payment in full before the holders of the debentures shall be entitled to receive any Debenture Payments.

   In the event that HMA is in default with respect to any Senior Indebtedness permitting the holders thereof to accelerate or declare any such Senior Indebtedness immediately due and payable, then no Debenture Payment or any judgment with respect thereto shall be made by or on behalf of HMA until such default has been cured or such Senior Indebtedness has been paid in full. Prior to the occurrence of an event of default under any document or instrument evidencing Senior Indebtedness, HMA may make Debenture Payments.

Modification

   Modification and amendment of the indenture or the debentures may be effected by HMA and the trustee with the written consent of the holders of not less than a majority in aggregate principal amount at maturity of the debentures then outstanding. However, without the consent of each holder affected thereby, no amendment may, among other things:

  . reduce the principal amount at maturity, restated principal amount, issue price, purchase price, change in control purchase price or redemption price with respect to any debenture, or extend the stated maturity of any debenture or alter the manner or rate of accrual of original issue discount or cash interest or make any debenture payable in money or securities other than that stated in the debenture;

  . make any reduction in the principal amount at maturity of debentures whose holders must consent to an amendment or any waiver under the indenture or modify the indenture provisions relating to such amendments or waivers;

  . make any change that adversely affects the right to convert any debenture or the right to require us to purchase a debenture; or

  . impair the right to institute suit to enforce any payment with respect to, or conversion of, the debentures.

   Without the consent of any holder of debentures, we and the trustee may amend the indenture to:

  . cure any ambiguity, omission, defect or inconsistency, provided, however, that such amendment does not materially adversely affect the rights of any holder;

  . provide for the assumption by a successor to HMA of our obligations under the indenture and debentures;

  . provide for uncertificated debentures in addition to certificated debentures, as long as such uncertificated debentures are in registered form for United States federal income tax purposes;

  . make any change that does not materially adversely affect the rights of any holder of debentures;

  . make any change to comply with the Trust Indenture Act of 1939, or to comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act of 1939; or

  . add to our covenants or obligations under the indenture for the protection of holders of the debentures or surrender any right, power or option conferred by the indenture on HMA.

Discharge of the Indenture

   We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding debentures or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the debentures have become due and payable, whether at stated maturity or any redemption date, or any purchase date, or a change in control purchase date, or upon conversion or otherwise, cash or shares of class A common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding debentures and by paying all other sums payable under the indenture by us.

Limitations of Claims in Bankruptcy

   If a bankruptcy proceeding is commenced in respect of HMA, the claim of the holder of a debenture under Title 11 of the United States Code is limited to the issue price of the debenture plus that portion of the original issue discount, together with any cash interest (or, if the debentures have been converted to semiannual coupon debentures following a tax event, the restated principal amount, plus interest), that is deemed to have accrued from the date of issue to the commencement of the proceeding.

Governing Law

   The indenture and the debentures will be governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Trustee

   The trustee is First Union National Bank. The trustee is a participating lender bank under our Credit Agreement. Additionally, the trustee provides us cash management and depository account services and a working capital line of credit. The trustee is also our stock transfer agent. From time to time, we may enter into other relationships with the trustee.

Other Relationships

   Some of the initial purchasers and selling securityholders, and their respective affiliates, have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. In particular, Bank of America, N.A., an affiliate of Banc of America Securities LLC, is a lender under, and acts as the agent for, our revolving credit facility and received a portion of the net proceeds of this offering. Kenneth D. Lewis, president and chief operating officer of Bank of America Corporation, an affiliate of Banc of America Securities LLC, is a member of the board of directors of HMA. Additionally, Merrill Lynch Trust Company, an affiliate of an initial purchaser and two selling securityholders, is the third-party administrator of our employee 401(k) plan.

                              REGISTRATION RIGHTS

   We entered into a registration rights agreement with the initial purchasers of the debentures. If you sell debentures or class A common stock issued upon conversion of the debentures under this prospectus and the registration statement of which it is a part, you generally will be required to be named as a selling securityholder in this prospectus, deliver this prospectus to purchasers and be bound by applicable provisions of the registration rights agreement, including some indemnification provisions.

   In the registration rights agreement, we agreed to file a registration statement that includes this prospectus with the SEC by November 14, 2000. We agreed to use reasonable efforts to cause this registration statement to become effective as promptly as practicable, but by February 12, 2001. Under the registration rights agreement, we are obligated to use reasonable efforts to keep the registration statement effective until the earlier of: (i) two years from the date on which this registration statement is declared effective by the SEC; (ii) the date on which all securities offered under this prospectus have been sold pursuant to this prospectus; and (iii) the date on which all outstanding securities held by non-affiliates of HMA may be resold without registration under the Securities Act pursuant to Rule 144(k) under the Securities Act. We may suspend the use of this prospectus under limited circumstances, including pending corporate developments or public filings with the SEC, for a period not to exceed 45 days in any 3-month period and 90 days in any 12-month period. We also agreed to pay liquidated damages to holders of debentures and shares of class A common stock issued upon conversion of the debentures if the registration statement is not timely filed or made effective or if the prospectus is unavailable for periods in excess of those permitted above. You should refer to the registration rights agreement for a description of these liquidated damages. The registration rights agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

                         DESCRIPTION OF CAPITAL STOCK

   Our authorized capital stock consists of 750,000,000 shares of class A common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share. As of December 15, 2000, 243,573,264 shares of our class A common stock and no shares of Preferred Stock were issued and outstanding. As of December 15, 2000, 21,304,000 shares of our class A common stock were reserved for issuance under outstanding employee and non-employee director stock options.

   Our class A common stock currently trades on the New York Stock Exchange under the symbol "HMA".

Class A Common Stock

   Under our certificate of incorporation and bylaws, holders of our class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors. A plurality of the votes cast is needed to elect directors. A majority of votes cast is needed to take any other action, except as otherwise provided by law. Our board of directors is not classified and common stockholders do not have cumulative voting rights.

   Without the affirmative vote of 70% of the holders of the shares of our class A common stock, we cannot consolidate or merge with any other entity or sell, lease, exchange or transfer all, or substantially all, of our assets.

   Additionally, subject to preferences that may be applicable to our preferred stock, the holders of our class A common stock are entitled to receive dividends, if any, as may be declared by our board of directors out of legally available funds. In case we are liquidated, dissolved or wound up, the holders of our class A common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after we pay off all of our liabilities. Holders of our class A common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our class A common stock. The rights, preferences and privileges of our class A common stock are subject to the rights of the holders of shares of any series of preferred stock that our board of directors designate and issue in the future.

Preferred Stock

   Under our certificate of incorporation, our board of directors has the authority, without further action by our stockholders, to authorize and issue shares of preferred stock in one or more series. Our board of directors may fix the number of shares as well as the rights, preferences, powers and restrictions of any series of preferred stock. The preferences, powers, rights and restrictions of different series of preferred stock may differ. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of class A common stock. Such issuance may also have the effect of delaying, deferring or preventing a third party from taking control away from our present management.

Transfer Agent and Registrar

   The transfer agent and registrar for our class A common stock is First Union National Bank, which also serves as Trustee pursuant to the indenture.

                       FEDERAL INCOME TAX CONSIDERATIONS

   The following is a summary of United States federal income tax considerations relating to the purchase, ownership, disposition, and conversion of the debentures. Unless otherwise stated, this summary deals only with debentures held as capital assets (generally, assets held for investment under the Internal Revenue Code of 1986, as amended (the "Code")) by a holder who purchase debentures upon original issuance and who is, for United States federal income tax purposes:

  .  a citizen or resident of the United States;

  . a corporation created or organized in or under the laws of the United States or any of its political subdivisions;

  . an estate, the net income of which is subject to United States federal income taxation regardless of its source; or

  . a trust, the administration of which is subject to the primary supervision of a court within the United States and which has one or more United States persons (as defined in the Code) with authority to control all substantial decisions.

   The tax treatment of a holder of debentures may vary depending on such holder's particular situation. This summary does not address all of the tax consequences that may be relevant to holders who may be subject to special tax rules, such as: persons who are not citizens or residents of the United States; banks and financial institutions; insurance companies; broker-dealers; tax-exempt organizations; and persons who hold debentures as part of a hedging, conversion or constructive sale transaction, straddle or other risk reduction transaction. In addition, this summary does not address any aspects of state, local or foreign tax laws.

   Furthermore, this discussion does not address the tax consequences applicable to holders that are treated as partnerships or as other pass-through entities for United States federal income tax purposes. This summary is based on the United States federal income tax law in effect as of the date hereof, which is subject to change, possibly on a retroactive basis. There can be no assurance that the Internal Revenue Service will not challenge one or more of the conclusions described herein, and we have not obtained, nor do we intend to obtain, a ruling from the Internal Revenue Service with respect to the United States federal income tax consequences of acquiring or holding debentures. Investors considering the purchase of debentures should consult their tax advisors as to the particular tax consequences of purchasing, owning, and disposing of debentures, including the application and effect of United States federal, state, local, and foreign tax laws.

Tax Opinion

   We have received an opinion from our counsel, Harter, Secrest & Emery LLP, that, subject to the qualifications and assumptions contained therein, the debentures will be treated as indebtedness for United States federal income tax purposes.

Cash Interest and Original Issue Discount

   The debentures were initially issued at a substantial discount from their stated principal amount at maturity. For United States federal income tax purposes, the excess of the stated principal amount at maturity of each debenture over the issue price (the initial offering price to investors at which a substantial amount of the debentures are sold) constitutes original issue discount. In addition to stated cash interest on a debenture, which will be taxable to a holder as ordinary interest income at the time it accrues or is paid depending on the holder's method of accounting for United States federal income tax purposes, holders of debentures will be required to include original issue discount in income periodically over the term of the debentures before receipt of the cash or other payment attributable to such income. For United States federal income tax purposes, each holder of a debenture must generally include in gross income a portion of the original issue discount in each taxable year during which the debenture is held in an amount equal to the original issue discount that accrues on the debenture during such period, determined by using a constant yield to maturity method. The original issue discount included in income for each year will be calculated under a compounding formula that will result in the allocation of less original issue discount to the earlier years of the term of the debenture and more original issue discount to later years. Any amount included in income as original issue discount will increase the holder's tax basis in the debenture.

   We intend to treat the possibility of our payment of additional interest in the event we fail to cause the debentures to be registered under the Securities Act as remote under applicable Treasury regulations. Accordingly, we will disregard this possibility in determining the yield to maturity of the debentures for purposes of calculating original issue discount.

Disposition or Conversion of Debentures

   Except as described below, upon the sale or other disposition of a debenture, a holder will recognize gain or loss equal to the difference between the amount realized and the holder's income tax basis in the debenture, which will generally equal the holder's cost of the debenture increased by any accrued original issue discount includable in such holder's gross income and reduced by any payments, other than payments of cash interest. Gain or loss upon a sale or other disposition of a debenture will generally be capital gain or loss and will be long-term capital gain or loss if the debenture is held for more than one year.

   A holder that receives class A common stock upon conversion of a debenture will generally not recognize gain or loss (except with respect to shares, if any, received in respect of accrued cash interest, which will be treated as a payment of interest, and cash received in lieu of a fractional share). A holder's income tax basis in the class A common stock received on conversion of a debenture will be the same as the holder's adjusted income tax basis in the debenture at the time of conversion (exclusive of any basis allocable to a fractional share), and the holding period for the class A common stock received on conversion will include the holding period of the debenture converted. It is possible, however, that the Internal Revenue Service may argue that the holding period of the class A common stock allocable to accrued original issue discount will commence on the date of the conversion. The receipt of cash in lieu of a fractional share of class A common stock will generally result in capital gain or loss, measured by the difference between the cash received for the fractional share and the holder's adjusted tax basis in the fractional share.

   If a holder elects to exercise the option to cause us to purchase his debentures on a purchase date and we issue class A common stock in satisfaction of all of the purchase price, such exchange will be treated the same as a conversion, except that the holding period of the class A common stock allocable to accrued original discount will commence on the date of the exchange. If a holder elects to exercise the option to cause us to purchase debentures on a purchase date and we deliver a combination of cash and class A common stock in satisfaction of the purchase price, gain, but not loss, realized by the holder will generally be recognized, but only to the extent of all cash received. The character of any gain recognized may be capital or ordinary depending on the circumstances, including the extent to which a holder actually or constructively has any other equity interest in us. (The holder's gain realized will be the sum of any cash received (other than cash attributable to accrued but unpaid stated interest) and the fair market value of the class A common stock received reduced by the holder's adjusted tax basis in the debentures.) A holder's income tax basis in the class A common stock received will generally be the same as the holder's income tax basis in the debenture, reduced by the cash received and increased by any gain recognized (exclusive of any income tax basis allocable to a fractional share). In the event a holder surrenders a debenture for conversion at such a time that the debenture is required to be accompanied by a payment in an amount equal to the interest due thereon on the immediately next succeeding interest payment date, the holder, particularly if an accrual method taxpayer, should consult with a tax advisor regarding the extent to which such payment is deductible.

Adjustment of Conversion Price

   If at any time we make a distribution of property to stockholders that would be taxable to such stockholders as a dividend for United States federal income tax purposes (for example, distributions of evidences of indebtedness or assets, but generally not stock dividends or rights to subscribe for class A common stock) and, in accordance with the anti-dilution provisions of the debentures, the conversion rate of the debentures is increased, the amount of such increase may be deemed to be the payment of a taxable dividend to holders of the debentures. If the conversion rate is increased at our discretion or in other circumstances as described under the heading "Description of Debentures," such increase may also be deemed to be the payment of a taxable dividend to holders of debentures. Moreover, in certain other circumstances, the absence of such an adjustment to the conversion rate may result in a taxable dividend to holders of class A common stock.

Tax Event

   The modification of the terms of the debentures by us upon a tax event as described in "Description of Debentures--Optional Conversion to Semiannual Coupon Debenture upon Tax Event," could possibly alter the timing of income recognition by the holders of the debentures With respect to the semiannual payments of interest due on the debentures after the option exercise date.

Backup Withholding and Information Reporting

   Information reporting will apply to payments of interest or dividends, if any, made by us on, or the proceeds of the sale or other disposition of, the debentures or shares of class A common stock with respect to certain noncorporate holders, and backup withholding at a rate of 31% may apply unless the recipient of such payment supplies a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establishes an exemption from backup withholding. Any amount withheld under the backup withholding rules will be allowable as a credit against the holder's United States federal income tax, provided that the required information is provided to the Internal Revenue Service.

                            SELLING SECURITYHOLDERS

   The following table presents information with respect to the selling securityholders and the principal amounts of debentures and shares of our class A common stock issuable upon the conversion of these debentures that they may offer under this prospectus. The term "selling securityholders" includes donees and pledgees selling securities received from a named selling securityholder after the date of this prospectus. The debentures were originally issued by us and sold by the initial purchasers, in transactions exempt from the registration requirements of the Securities Act, to qualified institutional buyers. Some of the selling securityholders listed on the following tables, and their respective affiliates, have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. In particular, Bank of America, N.A., an affiliate of Banc of America Securities LLC, is a lender under, and acts as the agent for, our revolving credit facility and received a portion of the net proceeds of this offering. Kenneth D. Lewis, president and chief operating officer of Bank of America Corporation, an affiliate of Banc of America Securities LLC, is a member of the board of directors of HMA. Additionally, Merrill Lynch Trust Company, an affiliate of an initial purchaser and two selling securityholders, is the third-party administrator of our employee 401(k) plan.

   The principal amounts of debentures provided in the table below is based on information provided to us by each of the selling securityholders on or prior to January 15, 2001, and the percentages are based on $488,750,000 principal amount at maturity of debentures outstanding. The number of shares of class A common stock that may be sold is calculated based on the current conversion ratio of 29.5623 shares of class A common stock per $1,000 principal amount at maturity of a debenture. Based on 243,573,264 shares of class A common stock issued and outstanding as of December 15, 2000, if each selling securityholder named below converted all of its debentures, each would own less than 1% of our then outstanding class A common stock, except for Convertible Asset Repackaging Trust (by The Bank of New York), which would hold approximately 2.33% of our then outstanding class A common stock. Since the date on which each provided this information, each selling securityholder identified below may have sold, transferred or otherwise disposed of all or a portion of its debentures in a transaction exempt from the registration requirements of the Securities Act. Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus to the extent required. In addition, the conversion ratio, and therefore the number of shares of our class A common stock issuable upon conversion of the debentures, is subject to adjustment. Accordingly, the number of shares of class A common stock issuable upon conversion of the debentures may increase or decrease.

   The selling securityholders may from time to time offer and sell any or all of the securities under this prospectus. Because the selling securityholders are not obligated to sell the debentures or the class A common stock issuable upon the conversion of the debentures, we cannot estimate the amount of the debentures or how many shares of our class A common stock that each selling securityholder will beneficially own after this offering.

                                                               Number of Shares
                           Principal amount at   Percentage of    of Class A
                          Maturity of Debentures  Debentures     Common Stock
          Name               That May Be Sold     Outstanding  That May Be Sold
          ----            ---------------------- ------------- ----------------
1976 Distribution Trust
 F.B.O. A.R.
 Lowden/Zinterhofer.....       $    26,000              %*              769
1976 Distribution Trust
 F.B.O. Jane A. Lowden..            26,000               *              769
Aerojet Incorporated
 Foundation.............            65,000               *            1,922
Aftra Health Fund.......           550,000               *           16,259
AIG/National Union Fire
 Insurance..............         1,300,000               *           38,431
Allstate Insurance
 Company................         3,500,000               *          103,468
Allstate Life Insurance
 Company................         7,050,000            1.44          208,414
Aloha Airlines Non-
 Pilots Pension Trust...           320,000               *            9,460
Aloha Airlines Pilots
 Retirement Trust.......           185,000               *            5,469
American Motorist
 Insurance Company......           960,000               *           28,380
Arapahoe County
 Colorado...............            91,000               *            2,690
Arkansas PERS...........         2,850,000               *           84,253
Arkansas Teacher
 Retirement.............         6,452,000            1.32          190,736
Associated Electric &
 Gas Insurance Services
 Limited................           700,000               *           20,694
Aventis Pension Master
 Trust..................           340,000               *           10,051
Banc of America
 Securities LLC.........         4,000,000               *          118,249
Baptist Health of South
 Florida................           421,000               *           12,446
Bay County PERS.........           450,000               *           13,303
Black Diamond Offshore,
 Ltd. ..................           375,000               *           11,085
Blue Cross Blue Shield
 of Florida.............         1,300,000               *           38,431
Boilermaker--Blacksmith
 Pension Trust..........         2,050,000               *           60,603
Boston Museum of Fine
 Art....................           178,000               *            5,262
British Virgin Island
 Social Security Board..            69,000               *            2,040
C & H Sugar Company,
 Inc. ..................           525,000               *           15,520
CALAMOS Convertible
 Fund--Investment
 Trust..................         3,300,000               *           97,556
CALAMOS Convertible
 Portfolio--Advisors
 Trust..................           135,000               *            3,991
CALAMOS Global
 Convertible Fund--
 Investment Trust.......           730,000               *           21,580
California State Auto
 Inter Insurance........         1,400,000               *           41,387
California State Auto
 Retirement Pension.....           300,000               *            8,869
Charitable Convertible
 Securities Fund........           500,000               *           14,781
Charitable Income Fund..           225,000               *            6,652
City of Albany Pension
 Plan...................           185,000               *            5,469
City of Knoxville
 Pension System.........           450,000               *           13,303
City University of New
 York...................           328,000               *            9,696
Conseco Annuity
 Assurance--Multi-Bucket
 Ann. Conv. Bond Fund...         6,500,000            1.33          192,155
Conseco Fund Group--
 Convertible Securities
 Fund...................         1,000,000               *           29,562
Convertible Asset
 Repackaging Trust by
 The Bank of New York...       203,500,000           41.64        6,015,928
Delaware PERS...........         2,225,000               *           65,776
Delta Airlines Master
 Trust..................         3,750,000               *          110,859
Deutsche Bank
 Securities.............         8,765,000            1.79          259,114
Double Black Diamond
 Offshore, LDC..........         1,543,000               *           45,615
Engineers Joint Pension
 Fund...................           728,000               *           21,521
Enterprise Convertible
 Securities Fund........           135,000               *            3,991
EB Convertible
 Securities Fund........           750,000               *           22,172
F.R. Convertible
 Security Fund..........           125,000               *            3,695
Field Foundation of
 Illinois...............            80,000               *            2,365
Finance Factors
 Limited................           315,000               *            9,312

                                                                                      Number of Shares
                                                  Principal amount at   Percentage of    of Class A
                                                 Maturity of Debentures  Debentures     Common Stock
                     Name                           That May Be Sold     Outstanding  That May Be Sold
                     ----                        ---------------------- ------------- ----------------
First Republic Bank............................        $  280,000             %*            8,277
GenCorp Foundation.............................            65,000              *            1,922
Goldman Sachs and Company......................         2,050,000              *           60,603
Grady Hospital Foundation......................           198,000              *            5,853
Greek Catholic Union...........................            55,000              *            1,626
Greek Catholic Union II........................            50,000              *            1,478
Hawaiian Airlines Employees Pension Plan--IAM..           155,000              *            4,582
Hawaiian Airlines Pension Plan for Salaried
 Employees.....................................            35,000              *            1,035
Hawaiian Airlines Pilots Retirement Plan.......           295,000              *            8,721
Health Foundation of Greater Cincinnati........           430,000              *           12,712
Healthcare Underwriters Mutual Insurance
 Company.......................................         1,325,000              *           39,170
H.K. Porter Company, Inc. .....................            50,000              *            1,478
ICI American Holdings Trust....................         1,200,000              *           35,475
Independence Blue Cross........................           191,000              *            5,646
International Licensing Industries
 Merchandising Association.....................            20,000              *              591
Island Holdings................................            75,000              *            2,217
Island Insurance Convertible Account...........           315,000              *            9,312
J.P. Morgan Securities, Inc. ..................           200,000              *            5,912
Kerr-McGee Corporation.........................         1,770,000              *           52,325
Kettering Medical Center Funded Depreciation
 Account.......................................           125,000              *            3,695
Key Trust Convertible Securities Fund..........           215,000              *            6,356
Key Trust Fixed Income Fund....................           345,000              *           10,199
Knoxville Utilities Board Retirement System....           300,000              *            8,869
Local Initiatives Union........................            87,000              *            2,572
Louisiana Workers' Compensation Corporation....           280,000              *            8,277
Lumberman's Mutual Casualty....................           751,000              *           22,201
Mag Mutual Insurance Company...................           325,000              *            9,608
Mainstay Convertible Fund......................         3,850,000              *          113,815
Mainstay VP Convertible Portfolio..............         1,600,000              *           47,300
McMahan Securities Co. L.P. ...................         1,100,000              *           32,519
Medical Liability Mutual Insurance Company.....        30,000,000           6.14          886,869
Merrill Lynch Insurance Group..................           465,000              *           13,746
Merrill Lynch, Pierce, Fenner & Smith, Inc. ...           537,000              *           15,875
MFS Series Trust V: MFS Total Return Fund......         3,500,000              *          103,468
Morgan Stanley Dean Witter Convertible
 Securities Trust..............................         3,850,000              *          113,815
Nabisco Holdings...............................            53,000              *            1,567
Nalco Chemical Company.........................           500,000              *           14,781
NCMIC Insurance Company........................           550,000              *           16,259
New Orleans Firefighters Pension Relief Fund...           209,000              *            6,179
New York Life Insurance Company................        12,900,000           2.64          381,354
New York Life Insurance and Annuity
 Corporation...................................         2,000,000              *           59,125
Nicholas Applegate Convertible Fund............         2,332,000              *           68,939
Nicholas Applegate Investment Grade
 Convertible...................................            11,000              *              325
Northwestern Mutual Life Insurance Company.....         3,000,000+             *           88,687
Occidental Petroleum Corporation...............           353,000              *           10,435
OHIC Insurance Company.........................           800,000              *           23,650

                                                                Number of Shares
                            Principal amount at   Percentage of    of Class A
                           Maturity of Debentures  Debentures     Common Stock
          Name                That May Be Sold     Outstanding  That May Be Sold
          ----             ---------------------- ------------- ----------------
Ohio Bureau of Workers
 Compensation............        $  241,000             %*             7,125
Omnova Solutions.........           145,000              *             4,287
Parker
 Society/Convertible.....           400,000              *            11,825
Physicians Life..........           572,000              *            16,910
Port Authority of
 Allegheny County
 Retirement & Disability
 Allowance Plan for the
 Employees Represented by
 Local 85 of the
 Amalgamated Transit
 Union...................         2,180,000              *            64,446
Potlatch-First Trust
 Company of St. Paul.....           550,000              *            16,259
PRIM Board...............         4,225,000              *           124,901
Queen's Health Plan......           115,000              *             3,400
Raytheon Master Pension
 Trust...................           769,000              *            22,733
RJR Reynolds.............           176,000              *             5,203
Salomon Brothers Asset
 Management, Inc. .......        28,600,000           5.85           845,482
San Diego City
 Retirement..............         1,425,000              *            42,126
San Diego County
 Convertible.............         3,062,000              *            90,520
Screen Actors Guild
 Pension Convertible.....           776,000              *            22,940
SG Cowen Securities
 Corporation.............        35,500,000           7.26         1,049,462
Shell Pension Trust......           673,000              *            19,895
Southern Farm Bureau Life
 Insurance--FRIC.........         2,150,000              *            63,559
SPT......................         1,650,000              *            48,778
Standard Insurance
 Company.................         1,600,000              *            47,300
Starvest Combined
 Portfolio...............         1,600,000              *            47,300
Starvest Managed
 Portfolio...............           205,000              *             6,060
State of Maryland
 Retirement Agency.......         4,851,000              *           143,407
State of Oregon Equity...         7,050,000           1.44           208,414
State of Oregon/SAIF
 Corporation.............        13,200,000           2.70           390,222
The Dow Chemical Company
 Employees' Retirement
 Plan....................         4,100,000              *           121,205
The Fondren Foundation...           125,000              *             3,695
The Grable Foundation....           184,000              *             5,439
The Virginia Insurance
 Reciprocal..............           400,000              *            11,825
UBS O'Connor LLC.........        10,000,000           2.05           295,623
Unifi, Inc. Profit
 Sharing Plan and Trust..           200,000              *             5,912
Union Security Life
 Insurance Company.......           120,000              *             3,547
United Food and
 Commercial Workers Local
 1262 and Employers
 Pension Fund............           980,000              *            28,971
Value Line Convertible
 Fund Inc................           500,000              *            14,781
Van Waters & Rogers, Inc.
 Retirement Fund (f.k.a.
 Univar Corp.)...........           580,000              *            17,146
Victory Convertible
 Securities Fund.........           800,000              *            23,650
Victory Invest Quality
 Bond Fund...............           145,000              *             4,287
Wake Forest University...         1,348,000              *            39,850
Worldwide Transactions,
 Ltd. ...................            82,000              *             2,424
Writers Guild
 Convertible.............           453,000              *            13,392
Wyoming State Treasurer..         1,557,000              *            46,029
Zeneca AG Products
 Inc. ...................           212,000              *             6,267
Zeneca Holdings Trust....           688,000              *            20,339

--------

*  Less than 1%.

+ $1,000,000 of such amount is held by Northwestern Mutual Life Insurance Company Group Annuity in a separate account.

                              PLAN OF DISTRIBUTION

   The selling securityholders will be offering and selling all securities offered and sold under this prospectus. We will not receive any of the proceeds on these sales of these securities. In connection with the initial offering of the debentures, we entered into a registration rights agreement dated August 16, 2000 with the initial purchasers of the debentures. Securities may only be offered or sold under this prospectus pursuant to the terms of the registration rights agreement. However, selling securityholders may resell all or a portion of the securities in open market transactions in reliance upon Rule 144 or Rule 144A under the Securities Act, provided they meet the criteria and conform to the requirements of one of these rules.

Who May Sell and Applicable Restrictions

   The securities may be sold from time to time directly by the selling securityholders or alternatively through underwriters or broker-dealers or agents. The selling securityholders may decide not to sell any of the securities offered under this prospectus, and selling securityholders could transfer, devise or give these securities by other means. If the securities are sold through underwriters or broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agent's commissions.

   The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions (which may involve block transactions) (i) on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, (ii) in the over-the-counter market, or (iii) through the writing of options. In connection with sales of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the securities, and deliver the securities to close out such short positions, or loan or pledge securities to broker-dealers that in turn may sell such securities.

   To the extent the selling securityholders may be deemed to be underwriters, the selling securityholders may be subject to statutory liabilities, including, but not limited to, liability under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

Prospectus Delivery

   Because selling securityholders may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. At any time a particular offer of the securities is made, a revised prospectus or prospectus supplement, if required, will be distributed which will disclose:

  . the name of the selling securityholders and of any participating underwriters, broker-dealers or agents;

  .  the aggregate amount and type of securities being offered;

  . the price at which the securities were sold and other material terms of the offering;

  . any discounts, commissions, concessions or other items constituting compensation from the selling securityholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

  . that the participating broker-dealers did not conduct any investigation to verify the information in this prospectus or incorporated in this prospectus by reference.

   The prospectus supplement or a post-effective amendment will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities.

Manner of Sales

   The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Sales may be made over the New York Stock Exchange (in the case of the class A common stock) or in the over-the-counter market. The securities may be sold at then prevailing market prices, at fixed prices or at negotiated prices.

   The securities may be sold according to one or more of the following methods:

  . a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  . purchases by a broker or dealer as principal and resale by the broker or dealer for its account as allowed under this prospectus;

  . ordinary brokerage transactions and transactions in which the broke solicits purchasers;

  .  an exchange distribution under the rules of the exchange;

  . face-to-face transactions between sellers and purchasers without broker-dealer; and

  .  by writing options.

   Some persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids.

   The selling securityholders and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling securityholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of the selling securityholders and their affiliates. Furthermore, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. All of the foregoing may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

Hedging and Other Transactions with Broker-Dealers

   In connection with distributions of the securities, the selling securityholders may enter into hedging transactions with broker-dealers. In connection with these transactions, broker-dealers may engage in short sales of the registered securities in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell securities short and redeliver the securities to close short positions. The selling securityholders may also enter into options or other transactions with broker-dealers which require the delivery to the broker-dealer of the registered securities. The broker-dealer may then resell or transfer these securities under this prospectus. A selling securityholder may also loan or pledge the registered securities to a broker-dealer and the broker-dealer may sell the securities so loaned or, upon a default, the broker-dealer may effect sales of the pledged securities under this prospectus.

Expenses Associated with Registration

   We have agreed to pay substantially all of the expenses of registering the securities under the Securities Act and of compliance with blue sky laws, including registration and filing fees, printing and duplicating expenses, legal fees of our counsel, fees for one legal counsel retained by the selling securityholders and fees of the trustee under the indenture pursuant to which we originally issued the securities and of the registrar and transfer agent of the class A common stock. If the debentures or the class A common stock into which the debentures may be converted are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts, underwriting commissions and agent commissions.

Indemnification and Contribution

   In the registration rights agreement, we and the selling securityholders have agreed to indemnify or provide contribution to each other and specified other persons against some liabilities in connection with the offering of the securities, including liabilities arising under the Securities Act. The selling securityholders may also agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the securities against some liabilities, including liabilities that arise under the Securities Act.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers of persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Suspension of this Offering

   We may suspend the use of this prospectus if we learn of any event that causes this prospectus to include an untrue statement of a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in the light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to each selling securityholder. Each selling securityholder has agreed not to trade securities from the time the selling securityholder receives notice from us of this type of event until the selling securityholder receives a prospectus supplement or amendment. This time period will not exceed 45 days in any 3-month period and 90 days in any 12-month period.

Termination of this Offering

   Under the registration rights agreement, we are obligated to use reasonable efforts to keep the registration statement effective until, and therefore this offering will terminate on, the earlier of: (i) two years from the date on which this registration statement is declared effective by the SEC, (ii) the date on which all securities offered under this prospectus have been sold pursuant to this prospectus, and (iii) the date on which all outstanding securities held by non-affiliates of HMA may be resold without registration under the Securities Act pursuant to Rule 144(k) under the Securities Act.

                                 LEGAL MATTERS

   The validity of Health Management Associates, Inc.'s securities offered hereby will be passed upon for HMA by Harter, Secrest & Emery LLP, Rochester, New York.

                                    EXPERTS

   The consolidated financial statements of Health Management Associates, Inc. appearing in Health Management Associates, Inc.'s Annual Report (Form 10-K) for the year ended September 30, 2000, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     All expenses incurred in connection with the issuance and distribution of the securities being registered will be paid by us. The following is an itemized statement of these expenses. All amounts are estimates except the SEC registration fee.

          SEC registration fee.........................    $ 90,321
          Blue Sky Fees and expenses...................    $  5,000
          Printing and engraving expenses..............    $ 15,000
          Legal fees and expenses......................    $ 40,000
          Accountants' fees and expenses...............    $ 15,000
          Trustee's fees and expenses..................    $  2,500
          Miscellaneous fees and expenses..............    $  4,679
            TOTAL......................................    $172,500

Item 15.  Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law ("Section 145") permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or agent of the corporation or another enterprise, if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and, in respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above, or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     The amended Certificate of Incorporation of the Registrant limits the personal liability of directors to the Registrant or any of its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that this limitation does not apply to any liability of a director: (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders;
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of Title 8 of the General Corporation Law of Delaware; or (iv) for any transaction from which the director derived an improper personal benefit.

     The Registrant maintains standard policies of insurance under which coverage is provided (i) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (ii) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 16.  List of Exhibits

     The exhibits filed as part of this registration statement are as follows:

Exhibit   Description
-------   -----------
1.1 Purchase Agreement, dated as of August 16, 2000, between Health Management Associates, Inc. and Donaldson, Lufkin & Jenrette Securities Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Banc of America Securities LLC./1/

4.1(1) Indenture dated as of August 16, 2000 between Health Management Associates, Inc. and First Union National Bank, as Trustee (includes form of Convertible Senior Subordinated Debentures due 2020)./1/

4.1(2) Registration Rights Agreement dated as of August 16, 2000 by and among Health Management Associates, Inc., and Donaldson, Lufkin & Jenrette Securities Corporation, Merril Lynch, Pierce, Fenner & Smith Incorporated and Banc of America Securities LLC./1/

5.1 Opinion of Harter, Secrest & Emery LLP regarding legality of securities being registered.

8.1       Opinion of Harter, Secrest & Emery LLP as to certain tax matters./1/

12.1      Computation of Ratio of Earnings to Fixed Charges.

23.1      Consent of Ernst & Young LLP.

23.2 Consent of Harter, Secrest & Emery LLP (included in Exhibit 5.1 hereto).

24.1      Powers of Attorney (included on signature page).

25.1 Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939./1/

/1/ Previously filed.

Item 17.  Undertakings

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               Provided, however, that paragraphs (a)1(i) and (a)1(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (d)  The undersigned Registrant hereby undertakes that:

          (i) for Purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Naples, State of Florida, on January 16, 2001.


                         HEALTH MANAGEMENT ASSOCIATES, INC.

                         By:    /s/ Joseph V. Vumbacco
                              ----------------------------------
                               Joseph V. Vumbacco
                               Chief Executive Officer


                                POWER OF ATTORNEY

            KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph V. Vumbacco, Stephen M. Ray, and Timothy R. Parry, jointly and severally, his true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



  Signature                    Title                           Date

             *                 Chairman of the Board           January 16, 2001
  --------------------------   of Directors and Director
  William J. Schoen

                               Executive Vice President        January 16, 2001
             *                 and Chief Financial Officer
  --------------------------   (Principal Financial Officer
  Stephen M. Ray               and Principal Accounting
                               Officer)

             *                 Director                        January 16, 2001
  --------------------------
  Kent P. Dauten

             *                 Director                        January 16, 2001
  --------------------------
  Robert A. Knox

             *                 Director                        January 16, 2001
  --------------------------
  Charles R. Lees

             *                 Director                        January 16, 2001
  --------------------------
  Kenneth D. Lewis

             *                 Director                        January 16, 2001
  --------------------------
  William E. Mayberry, M.D.


             *                 Director                        January 16, 2001
  --------------------------
  Randolph W. Westerfield


*By:        /s/ Timothy R. Parry
            --------------------
            Timothy R. Parry as Attorney-in-Fact

                                 EXHIBIT INDEX


Exhibit        Description
-------        -----------

1.1 Purchase Agreement, dated as of August 16, 2000, between Health Management Associates, Inc. and Donaldson, Lufkin & Jenrette Securities Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Banc of America Securities LLC./1/

4.1(1) Indenture dated as of August 16, 2000 between Health Management Associates, Inc. and First Union National Bank, as Trustee (includes form of Convertible Senior Subordinated Debentures due
               2020)./1/

4.1(2) Registration Rights Agreement dated as of August 16, 2000 by and among Health Management Associates, Inc., and Donaldson, Lufkin & Jenrette Securities Corporation, Merril Lynch, Pierce, Fenner & Smith Incorporated and Banc of America Securities LLC./1/

5.1 Opinion of Harter, Secrest & Emery LLP regarding legality of securities being registered.

8.1 Opinion of Harter, Secrest & Emery LLP as to certain tax matters./1/

12.1           Computation of Ratio of Earnings to Fixed Charges.

23.1           Consent of Ernst & Young LLP.

23.2 Consent of Harter, Secrest & Emery LLP (included in Exhibit 5.1 hereto).

24.1           Powers of Attorney (included on signature page).

25.1 Statement of Eligibility of Trustee on Form T-1 Under the Trust Indenture Act of 1939./1/

/1/ Previously filed.